EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Craig Eisenacher

Bristol West Insurance Group

Phone: (954) 316-5192

BRISTOL WEST ISSUES 2003 YEAR END FINANCIAL RESULTS

— Provides Details of 2003 Financial Results by Quarter and Supplementary Financial and Operating Information —

DAVIE, Fla., March 17, 2004— Bristol West Holdings, Inc. (NYSE: BRW) today issued financial results for the fourth quarter and full year ended December 31, 2003, with results for the comparable periods of 2002.  The information reported in this press release, although more detailed, is consistent with the information previously provided in the Company’s Prospectus dated February 11, 2004 in connection with its initial public offering. In addition, this press release includes unaudited summary financial results for the Company by quarter for 2003, and certain supplementary information.  Since Bristol West first became a publicly traded company on February 12, 2004, this information has not, until now, been released to the public.

James R. Fisher, Chairman and CEO, said, “2003 was a very successful year for Bristol West, both financially and operationally.  We achieved more than 30% growth in premiums, but more importantly, we reported a significant improvement in our combined ratio and solid operating profits, all of which contributed substantially to the success of our initial public offering.”

Results for the Quarter Ended December 31, 2003

For the fourth quarter of 2003 Bristol West reported net income of $10.7 million compared to a net loss of $3.6 million for the same period of 2002.  Net income per share on a fully diluted basis was $0.41 per share compared to a loss of  $0.15 per share in the fourth quarter of 2002.

Gross premiums written for the quarter increased by 29.0% to $175.3 million compared to $135.9 million for the fourth quarter of 2002 due to a combination of a 15% increase in average policies in force to 444,900 for the fourth quarter of 2003 from 386,700 for the fourth quarter of 2002, and higher average premiums per policy.  Net premiums written increased by 5.9% to $67.5 million from $63.7 million for the 2002 quarter.  The relatively smaller increase in net premiums written as compared to gross premiums written is the result of the Company’s decision to increase the percentage of premiums ceded under its quota share reinsurance treaty to 60% in 2003 from 50% in 2002 in order to manage net retained business in relation to the Company’s capital resources.  Net premiums and fees earned decreased by 0.9% to $81.2 million from $81.9 million in the final quarter of 2002, also due to the higher percentage of premiums ceded to the Company’s quota share treaty.

Net investment income was $1.6 million for the quarter ended December 31, 2003 compared to $1.7 million for the similar period of 2002.  Net realized gains/losses on securities sales did not have a significant impact upon results in total or on a per share basis and were $0.1 million during the fourth quarter of 2003 compared to $0.03 million in the comparable 2002 period.

Bristol West’s combined ratio was 77.5% for the fourth quarter of 2003, compared to 91.0% for the same period last year, an improvement of 13.5 points.  The Company incurred $1.3 million in loss and loss adjustment expenses related to prior years (“adverse reserve development”) in the fourth quarter of 2003 compared to $3.3 million in the comparable quarter of 2002.  All of the fourth quarter, 2003, development was related to unallocated loss adjustment expense reserves.  The lower overall development in the quarter accounted for 2.4 points of the improvement in the combined ratio; the remaining improvement was the result of a 6.8 point decrease in the loss ratio for the current accident quarter and a 4.3 point improvement in the expense ratio compared to the fourth quarter of 2002.  The principal reason for the lower expense ratio was an increase in the ceding commission percentage for the fourth quarter of 2003 compared to the fourth quarter of 2002 under the terms of the Company’s quota share treaty.

Net income before taxes was $17.3 million for the fourth quarter of 2003 compared to a loss of $6.6 million in the 2002 period, an increase of $23.9 million.  Litigation expenses incurred during the fourth quarter of 2002, which did not recur in the comparable 2003 period, accounted for  $14.2 million of the improvement.  Litigation expenses related to two class action lawsuits, which are now settled and fully reflected in the Company’s financial statements, were $0.2 million before income taxes ($0.1 million after income taxes) in the fourth quarter of 2003 compared to $14.3 million before income taxes ($9.7 million after income taxes) incurred during the fourth quarter of 2002.

Results for the Twelve Months Ended December 31, 2003

For the year ended December 31, 2003, net income was $33.5 million compared to $11.5 million for 2002.  Net income per share on a fully diluted basis was $1.32 per share in 2003 compared to $0.48 per share in 2002.

Gross premiums written increased to $648.2 million, or by 34.5% during 2003, compared to $481.8 million in 2002.  The increase is primarily attributable to 24.6% growth in average policies in force to 437,200 for 2003 from 350,800 for 2002 and a 9.9% increase in average premiums per policy.  Net premiums written increased by 11.3% to $263.0 million from $236.3 million in 2002.  The smaller increase in net premiums written as compared to gross premiums written is due to the Company’s decision to increase the percentage of premiums ceded under its quota share reinsurance treaty to 60% in 2003 from 50% in 2002 in order to manage its net retained business in relation to its capital resources.  Net premiums and fees earned increased by 18.4% to $344.9 million from $291.3 million in 2002, generally in line with the increase in net premiums written.

Net investment income was $6.7 million compared to $6.4 million for 2002. Net realized gains/losses on securities sales were $1.2 million for the year ended December 31, 2003 compared to $0.3 million for previous year.

Bristol West’s combined ratio was 79.9% for the twelve months ended December 31, 2003, compared to 89.9% for 2002, an improvement of 10.0 points.  Adverse reserve development was $9.3 million in 2003 compared to $28.2 million in 2002, a decrease of $18.9 million, which accounted for 7.0 points of the year-to-year improvement in the Company’s combined ratio.  Exclusive of the effect of adverse reserve development, the combined ratio was 77.2% in 2003 compared to 80.7% in 2002.  The Company’s loss ratio for the 2003 accident year was 55.2% compared to 59.2% for the 2002 accident year, an improvement of 4.0 points.

Income before federal and state income taxes was $54.1 million for the year ended December 31, 2003 compared to $16.8 million for the 2002 year, an increase of $37.2 million.

Condensed Consolidated Balance Sheets

Condensed consolidated balance sheets as of December 31, 2003 and 2002 follow.  The Company completed an initial public offering of its common stock on February 12, 2004, the net proceeds of which were approximately $114.5 million.  Of this amount, $110.0 million has been contributed to the statutory surplus of the Company’s principal insurance subsidiary.  In addition, the Company refinanced its long-term debt in February 2004, and extended the contractual maturity; the amount outstanding was increased to $75.0 million from the $71.5 million that was outstanding at December 31, 2003. As previously announced, the Company incurred approximately $1.7 million in costs associated with the refinancing, principally, the write-off of deferred financing fees, which will be reflected in its first quarter, 2004, results.

Supplementary Data

Income Statements for the quarters ended March 31, June 30, September 30, and December 31, 2003 are attached, as is the Company’s gross combined ratio and its components. The gross combined ratio is a measure of business results before the effects of the reinsurance purchased by the Company.

Please note: The Company’s loss, expense and combined ratios are calculated as follows:

•                  Loss ratio is the ratio, expressed as a percentage, of (i) losses and loss adjustment expenses incurred, divided by (ii) the sum of (A) net premiums earned, (B) policy service fee revenues, (C) outsourcing servicing fees and (D) other income.

•                  Expense ratio is the ratio, expressed as a percentage, of (i) the sum of (A) commissions and other underwriting expenses and (B) other operating and general expenses divided by (ii) the sum of (A) net premiums earned, (B) policy service fee revenues, (C) outsourcing servicing fees and (D) other income.

•                  Combined ratio is the sum of the loss ratio and the expense ratio.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides non-standard private passenger automobile insurance exclusively through agents and brokers in 17 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

This press release contains statements that may constitute “forward-looking statements.” All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements that include the words “believe”, “expect”, “may”, “will”, “should”, “seek”, “intend”, “plan”, “estimate”, “anticipate” or the negative version of those words or other comparable terminology and similar statements of a future or forward-looking nature identify forward-looking statements.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Please see the risk factors in our final prospectus dated February 11, 2004.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC

Comparative Income Statement

($ in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Income
Gross written premiums	$175,277	$135,896	$648,228	$481,756
Net written premium	67,473	63,689	263,001	236,345
Gross premiums earned	158,189	133,264	613,451	452,265

Net premiums earned	$63,934	$65,529	$274,027	$241,013
Net investment income	1,589	1,699	6,683	6,439
Realized gain (loss) on investments	116	32	1,247	262
Fee income	16,777	15,149	69,160	47,331
Policy and claims servicing fees	28	824	94	883
Other income	437	443	1,580	2,028
Total Income	82,881	83,676	352,791	297,956

Expenses
Losses and adjustment expenses incurred	45,611	53,586	199,670	200,496
Commissions and other underwriting expenses	11,868	16,339	51,801	42,068
Other operating and general expenses	5,392	4,645	24,241	19,302
Litigation expense	163	14,350	17,363	14,350
Interest expense	733	1,232	3,197	4,598
Non-cash stock-based compensation	1,777	89	2,464	320
Total Expenses	65,544	90,241	298,736	281,134

Income (Loss) Before Federal and State Income
Taxes	17,337	(6,565)	54,055	16,822

Federal and State Income Taxes	6,589	(3,006)	20,541	5,311
Net Earnings (Loss)	$10,748	($3,559)	$33,514	$11,511

Basic earnings per share	$0.45	$(0.15)	$1.41	$0.48
Diluted earnings per share	0.41	(0.15)	1.32	0.48
Weighted average common shares outstanding	23,844,155	23,819,057	23,829,487	23,818,405
Weighted average common shares outstanding dilutive potential common shares	26,214,634	23,819,057	25,344,560	23,818,405

Loss Ratio	56.2%	65.4%	57.9%	68.8%
Expense Ratio	21.3%	25.6%	22.0%	21.1%
Combined Ratio	77.5%	91.0%	79.9%	89.9%

BRISTOL WEST HOLDINGS, INC.

Comparative Income Statement

Quartely Results

($ in thousands except per share data)

	March 2003	June 2003	Sept 2003	Dec 2003
Income
Gross written premiums	$164,383	$155,829	$152,737	$175,277
Net written premium	68,357	65,195	61,976	67,473
Gross premiums earned	141,904	158,291	155,067	158,189

Net premiums earned	$72,387	$72,403	$65,303	$63,934
Net investment income	1,670	1,687	1,737	1,589
Realized gain (loss) on investments	0	50	1,081	116
Fee income	15,975	19,470	16,938	16,777
Policy and claims servicing fees	(18)	0	84	28
Other income	416	338	389	437
Total Income	90,430	93,948	85,532	82,881

Expenses
Losses and adjustment expenses incurred	51,659	52,989	49,411	45,611
Commissions and other underwriting expenses	12,282	15,707	11,944	11,868
Other operating and general expenses	6,001	6,244	6,604	5,392
Litigation expense	0	0	17,200	163
Interest expense	890	791	783	733
Non-cash stock-based compensation	80	273	334	1,777
Total Expenses	70,912	76,004	86,276	65,544

Income (Loss) Before Federal and State Income
Taxes	19,518	17,944	(744)	17,337

Federal and State Income Taxes	6,759	7,476	(283)	6,589
Net Earnings (Loss)	$12,759	$10,468	($461)	$10,748

Basic earnings per share	$0.54	$0.44	$(0.02)	$0.45
Diluted earnings per share	0.54	0.42	(0.02)	0.41
Weighted average common shares outstanding	23,814,820	23,813,516	23,828,510	23,844,155
Weighted average common shares outstanding dilutive potential common shares	23,814,820	25,060,656	24,685,714	26,214,634

Loss Ratio	58.2%	57.5%	59.7%	56.2%
Expense Ratio	20.6%	23.8%	22.4%	21.3%
Combined Ratio	78.8%	81.3%	82.2%	77.5%

BRISTOL WEST HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2003	2002
Assets:
Total investments	$141,285	$127,477
Cash and cash equivalents	9,256	12,424
Reinsurance balances	335,036	216,549
Receivables	143,856	127,184
Goodwill	101,677	102,576
Other assets	46,766	46,935
Total assets	$777,876	$633,145

Liabilities and Stockholders’ Equity:
Total policy liabilities	$361,628	$283,038
Reinsurance payables	159,598	114,885
Accounts payable and other liabilities	46,415	60,906
Long-term debt	71,500	71,500
Total liabilities	639,141	530,329

Total stockholders’ equity	138,735	102,816
Total liabilities and stockholders’ equity	$777,876	$633,145

Book Value per Share - basic	$5.82	$4.32
Book Value per Share - basic pro-forma (a)	8.45	—

(a) pro-forma for the Company’s initial public offering on February 12, 2004

BRISTOL WEST HOLDINGS, INC.

Gross Combined Ratio and Reconciliation to Net Combined Ratio

	Year Ended December 31,		Quarter Ended
	2002	2003	March 31	June 30	Sept 30	Dec 31
Loss Ratio	67.4%	62.3%	61.8%	63.4%	61.7%	62.1%
Expense Ratio	25.3%	25.4%	24.8%	25.1%	27.1%	24.5%
Gross Combined Ratio	92.7%	87.6%	86.6%	88.5%	88.8%	86.5%

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